Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Mark F. McElreath	Direct Dial: 212-210-9595	Email: mark.mcelreath@alston.com

September 17, 2020

Checkpoint Therapeutics, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Re:          Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Checkpoint Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-3 filed November 9, 2017 by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on December 1, 2017 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of any combination of securities of the types specified therein (the “Securities”). Reference is made to our opinion letter dated November 9, 2017 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 22, 2020 by the Company pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to an underwritten public offering of 7,142,857 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), covered by the Registration Statement, at a price of $2.80 per share, less underwriting discounts and commissions. In addition, the Company has granted the underwriter an option, exercisable for 30 days, to purchase up to an additional 1,071,428 shares of Common Stock (the “Additional Shares” and, together with the Firm Shares, the “Offered Shares”). The Offered Shares are being offered and sold to the underwriter named in, and pursuant to, the Underwriting Agreement among the Company and such underwriter (the “Underwriting Agreement”) dated September 17, 2020.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Fort Worth | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

We have assumed that the terms of the Securities will have been established so as not to, and that the execution and delivery by the Company of the Securities, and the performance of its obligations under the Securities, will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements and instruments that are listed on the Exhibit Index in Part II of the Registration Statement), (ii) any law, rule or regulation to which the Company is subject (except that we do not make the assumption with respect to Opined on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based on the foregoing, we are of the opinion that:

(1)	With respect to any Offered Shares of Common Stock covered by the Registration Statement to be offered and sold by the Company pursuant to the Underwriting Agreement, (i) when the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Shares, the consideration to be received therefor and related matters, and (ii) when certificates in the form required under the Delaware General Corporation Law (the “DGCL”) representing the Offered Shares are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, the Offered Shares, when issued and sold in accordance with the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share of Common Stock.

The opinion set forth herein is limited to the DGCL, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the foregoing, and federal laws of the United States of America to the extent referred to specifically herein (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion herein concerning any other laws. We are not engaged in the practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinion contained herein. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

The opinion set forth herein is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions may be held unenforceable as contrary to federal or state securities laws.

No opinion may be implied or inferred beyond the opinion expressly stated herein. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Prospectus Supplement and to the use of our name under the heading “Legal Matters” in the section constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark F. McElreath
Mark F. McElreath
Partner